[S&C Letterhead]

Exhibit 8.3

[            ], 2014

Fiat Investments N.V.

Fiat House

240 Bath Road

Slough SL1 4DX

United Kingdom

Re:	U.K. Tax Disclosure on Form F-4 of [ ], 2014

Dear Sirs

We have acted as United Kingdom tax counsel to Fiat Investments N.V. (the “Company”), a public company with limited liability incorporated under Dutch law, in connection with the registration statement on Form F-4 originally filed by the Company under the Securities Act of 1933 (the “Act”) for the registration of equity securities of the Company on April 15, 2014, as amended to date (the “Registration Statement”).

We hereby confirm to you that, insofar as it relates to matters of U.K. tax law, the discussion set forth in the Registration Statement under the caption “Tax Consequences—Material U.K. Tax Consequences” is our opinion, subject to the limitations noted therein. In rendering this opinion, we have examined and relied on the information in the Registration Statement as to matters other than matters of U.K. tax law.

Our opinion is based on U.K. tax law and HMRC published practice as at the date hereof. We do not undertake to advise you of any changes in such law and practice after the date hereof unless specifically instructed to do so. We express no opinion as to tax laws, regulations or practice in any jurisdiction other than the U.K.

Fiat Investments N.V.	-2-

We hereby consent to the use of our name and the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Any issue of interpretation or liability arising hereunder will be governed by English law.

Yours faithfully,